January 29, 2024

Bluerock Total Income+ Real Estate Fund
1345 Avenue of the Americas, 32nd Floor
New York, NY 10105

Re:	Bluerock Total Income+ Real Estate Fund (the “Fund”) Files No. 333-252508 and 811-22710

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with the Bluerock Total Income+ Real Estate Fund’s Registration Statement filed on Form N-2 January 28, 2021. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 3 under the Securities Act of 1933 (Amendment No. 20 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP